EXHIBIT 99.1

FPIC Insurance Group, Inc.
REPORTS SECOND QUARTER 2011 RESULTS

JACKSONVILLE, Fla. (Business Wire) - August 3, 2011 - FPIC Insurance Group, Inc. (“FPIC” or the “Company”) (NASDAQ: FPIC) reported for the second quarter of 2011:

•	net income(1) of $6.5 million, or $0.76 per diluted common share, compared to $7.5 million, or $0.76 per diluted common share, for the second quarter of 2010; and

•	operating earnings(1),(2) of $4.8 million, or $0.57 per diluted common share, compared to $7.0 million, or $0.71 per diluted common share, for the second quarter of 2010.

For the six months ended June 30, 2011, FPIC reported:

•	net income(1) of $12.8 million, or $1.48 per diluted common share, compared to $14.7 million, or $1.46 per diluted common share, for the six months ended June 30, 2010; and

•	operating earnings(1),(2) of $10.7 million, or $1.24 per diluted common share, compared to $14.0 million, or $1.39 per diluted common share, for the six months ended June 30, 2010.
______

(1)
These results include $0.8 million, or $0.09 per diluted common share, for both the three months and six months ended June 30, 2011 in expenses relating to the Company's previously announced agreement to be acquired by The Doctors Company.

(2)
To supplement the consolidated financial information presented herein in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), we report operating earnings and certain other non-GAAP financial measures widely used in the insurance industry to assist in evaluating financial performance over time. For additional information and reconciliation to US GAAP results, see the section entitled “Non-GAAP Financial Measures” found later in this press release.

John R. Byers, FPIC's President and Chief Executive Officer, stated, "On May 24, 2011, we announced our agreement to be acquired by The Doctors Company. While our business continued to perform well in the quarter, earnings for the quarter and the first six months of the year reflect certain transaction related expenses.” Mr. Byers concluded, "Our organization remains focused on providing superior products and services to our customers and working to achieve a successful closing of the transaction with The Doctors Company.”

As a result of the proposed acquisition of FPIC by The Doctors Company, FPIC will not be hosting an analyst call for the quarter. For additional information concerning the proposed acquisition, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the Securities and Exchange Commission (the "SEC") on August 3, 2011.
Certain factors affecting our comparative results for the three months and six months ended June 30, 2011 are discussed in the “Unaudited Financial and Operational Highlights” section below.

Unaudited Financial and Operational Highlights for Second Quarter 2011
(as compared to second quarter 2010 unless otherwise indicated)

•
Professional liability policyholders, excluding policyholders under alternative risk arrangements, increased 3 percent to 18,606 policyholders as of June 30, 2011, compared to 18,111 policyholders as of June 30, 2010.

•
Our national policyholder retention rate was 94 percent for the six months ended June 30, 2011 compared to 96 percent for the comparable period in 2010.  Our Florida policyholder retention rate was 96 percent and 97 percent for the six months ended June 30, 2011 and 2010, respectively.

•
Net premiums written declined 7 percent and 6 percent, respectively, for the three months and six months ended June 30, 2011. The decline in net premiums written for the three months ended June 30, 2011 is primarily the result of the continued competitive pricing environment in our Florida market and the expense associated with our awards-made reinsurance program, which became effective January 1, 2011, offset to some extent by growth in policyholders.  These factors along with premiums returned to certain insured groups under retrospective plans resulting from their favorable loss experience contributed to the decline in net premiums written for the six months ended June 30, 2011.

•
Consolidated revenues were 3 percent and 4 percent lower for the three months and six months ended June 30, 2011 compared to the same periods in 2010, primarily as the result of lower net premiums earned and lower net investment income offset to some extent by higher net realized investment gains.

•
Net investment income was 12 percent and 13 percent lower for the three months and six months ended June 30, 2011, respectively, primarily as the result of lower yields on invested assets due to lower prevailing interest rates and lower average invested assets as the result of cash utilized to repurchase shares under our share repurchase program. Net realized investment gains increased to $2.7 million and $3.4 million for the three months and six months ended June 30, 2011, compared to $0.8 million and $1.2 million for the three months and six months ended June 30, 2010.

•
The continuation of favorable overall claim results as compared to previous estimates resulted in the recognition of favorable net loss development related to previously established reserves of $5.0 million and $10.0 million for the three months and six months ended June 30, 2011, respectively, compared to $5.0 million and $9.0 million for the three months and six months ended June 30, 2010, respectively.  The favorable development for the three months and six months ended June 30, 2011 reflects lower estimates of incident to claim development, payment frequency and/or payment severity for the 2005 through 2009 accident years. Our current accident year loss ratio for the three months and six months ended June 30, 2011 was 71.9 percent and 72.0 percent, respectively, compared to 71.9 percent and 71.0 percent for the same periods in 2010.

•
Our expense ratio was 30.9 percent and 30.7 percent for the three months and six months ended June 30, 2011, respectively, compared to 29.2 percent and 28.6 percent for the same periods in 2010. The higher ratios in 2011 are primarily due to lower net premiums earned.

•
Other expenses for the three months and six months ended June 30, 2011 include approximately $1.1 million in transaction related expenses, including investment banking, legal and other professional expenses, as the result of our previously announced agreement to be acquired by The Doctors Company.

•
Book value per common share grew 3 percent to $31.79 as of June 30, 2011 from $30.84 as of December 31, 2010. As of June 30, 2011, the statutory surplus of our insurance subsidiaries was $246.2 million and the ratio of net premiums written to surplus was 0.6 to 1.

•
On a trade date basis, we repurchased 48,000 shares of our common stock during the three months ended June 30, 2011 at an average price of $39.40 per share, and as of June 30, 2011, we had remaining authority from our Board of Directors to repurchase 600,770 additional shares under our stock repurchase program.

•
For additional information on the Company's selected insurance data, including written premiums, policyholder counts and claim statistics, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 3, 2011.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove correct, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements: of our plans, strategies and objectives for future operations; concerning new products, services or developments; regarding future economic conditions, performance or outlook; as to the outcome of contingencies; of beliefs or expectations; and of assumptions underlying any of the foregoing. Forward-looking statements may be identified by their use of forward-looking terminology, such as “believes,” “expects,”

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“may,” “should,” “would,” “will,” “intends,” “plans,” “estimates,” “anticipates,” “projects” and similar words or expressions. You should not place undue reliance on these forward-looking statements, which reflect our management's opinions only as of the date of this press release. Factors that might cause our results to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to:

i.	The possibility that the proposed acquisition of the Company by The Doctors Company will not be completed;

ii.	The effect of negative developments and cyclical changes in the medical professional liability insurance business sector;

iii.
The effects of competition, including competition for agents to place insurance, of physicians electing to self-insure or to practice without insurance coverage, and of related trends and associated pricing pressures and developments;

iv.	Business risks that result from our size, products, and geographic concentration;

v.
The risks and uncertainties involved in determining the rates we charge for our products and services, as well as these rates being subject to or mandated by legal requirements and regulatory approval;

vi.	The uncertainties involved in the loss reserving process, including the possible occurrence of insured losses with a frequency or severity exceeding our estimates;

vii.	Our exposure to claims for extra contractual damages and losses in excess of policy limits and the unpredictability of court decisions;

viii.	The impact of healthcare reform or other significant changes in the healthcare delivery system;

ix.	Legislative, regulatory, special interest or consumer initiatives that may adversely affect our business, including initiatives seeking to lower premium rates;

x.	The judicial and legislative review of current tort reform measures;

xi.	Developments in financial and securities markets that could affect our investment portfolio;

xii.	Assessments imposed by state financial guaranty associations or other insurance regulatory bodies;

xiii.	The availability of dividends and management fees from our insurance subsidiaries;

xiv.	Developments in reinsurance markets that could affect our reinsurance programs or our ability to collect reinsurance recoverables;

xv.	The results of the acquisition of Advocate, MD and other growth initiatives;

xvi.	Impairment in the value of our goodwill and intangibles;

xvii.	The loss of the services of any key members of senior management;

xviii.
Negative changes in our financial ratings resulting from one or more of these uncertainties or other factors and the potential impact on our agents' ability to place insurance business on our behalf; and

xix.
Other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2010, including Item 1A. Risk Factors and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, filed with the SEC on March 9, 2011, and other factors discussed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 3, 2011.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates.  Forward-looking statements are made in reliance on the safe harbor provision of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures
To supplement the consolidated financial information presented herein in accordance with US GAAP, we report certain non-GAAP financial measures widely used in the insurance industry to evaluate financial performance over time. Operating earnings is a non-GAAP financial measure used by investors and analysts in the insurance sector to facilitate understanding of results by excluding: (i) the net effects of realized investment gains and losses, which

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are more closely tied to the financial markets; (ii) the cumulative effects of accounting changes and other infrequent or non-recurring items, which can affect comparability across reporting periods; and (iii) discontinued operations.
The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with US GAAP. For more information on these non-GAAP financial measures, see the tables under the caption “Reconciliation of Non-GAAP Measures to the Nearest Comparable US GAAP Measures” provided below. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and allow for greater transparency with respect to supplemental information used by us in our financial and operational decision-making.

Reconciliation of Non-GAAP Measures to the Nearest Comparable US GAAP Measure

Reconciliation of Net Income to Operating Earnings

(in thousands, except earnings per common share)	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
Net income	$6,469	7,491	$12,803	14,706
Adjustments to reconcile net income to operating earnings:
Less: Net realized investment gains, net of income taxes	1,637	510	2,098	725
Operating earnings	$4,832	6,981	$10,705	13,981

Diluted earnings per common share	$0.76	0.76	$1.48	1.46
Less: Adjustments to reconcile net income to operating earnings	0.19	0.05	0.24	0.07
Operating earnings per diluted common share	$0.57	0.71	$1.24	1.39

Diluted weighted-average common shares outstanding	8,495	9,902	8,658	10,041

FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of medical professional liability insurance for physicians, dentists and other healthcare providers.

Contact Information
FPIC Insurance Group, Inc.
Chuck Divita
904-360-3611
1000 Riverside Avenue, Suite 800
Jacksonville, Florida 32204

For all your investor needs, FPIC is on the Internet at www.fpic.com or e-mail us at ir@fpic.com.

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